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Mr. D. H. Evans
7 The Cathedral Green
Llandaff
CARDIFF
CF5 2EB



Dear Darran

RE: WEB2U LIMITED ("THE COMPANY")

I am writing further to my letter of the 6th August last which made a provisional offer of employment to you as an Operations Director for a probationary period of 3 months. As we have recently discussed, the Company now considers the probationary period to have been completed in a satisfactory manner and wishes to move to the longer-term position anticipated by the letter of the 6th August. The terms of engagement on an ongoing basis will be as set out in the letter of the 6th August last, save that the salary package will be increased to (pound)75,000 per annum together with a car allowance in the sum of (pound)5000 per annum payable monthly in arrear. For purposes of clarification, your duties of Chief Executive Officer will be in relation to the parent company MSU Corporation together with the UK subsidiary WEB2U Limited. You will be appointed as a member of the Board of both organisations.

In view of the proposal that has been made to other directors who have been invited to join the Board of MSU Corporation, you will be entitled to have all of your share options vest in you in the event of a takeover of the Company. As there has been no takeover of the Company or an IPO during the probationary period the proposed grant of 50,000 options referred to in paragraph 3 of page 2 of the 6th August letter will now lapse.

To enable matters to progress I would be most grateful if you would confirm acceptance of the revised terms and also execute the Form 288a that has been forwarded to you for filing with Companies House. We have arranged for Gerry Adler to deal with all necessary formalities regarding your appointment in the United States. In the meantime, if you have any queries, then please do not hesitate to contact me.

Regards,

/s/ W. D. Snowdon

Yours sincerely,

W. D. Snowdon
Company Secretary MSU Corporation/Web2u Limited

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D. H. Evans Esq.
7 The Cathedral Green
Llandaff
Cardiff
CF5 2EB

BY FAX: 01222 563681

Dear Darran,

Re: Our clients: Web2u Limited (formerly MSU (UK) Limited)

Following our recent meetings and discussions I am writing to you in my capacity as a Director and Company Secretary of the above Company to offer you a position with the Company on the terms which are set out below:

Please note that it will be a condition of continued employment that you are able to provide references that are satisfactory to the Company and you supply Certificates to prove that your qualifications are as stated in your CV. You will be further obliged to indicate that other than in relation to approved projects you are free from any obligations owed to any third parties which might prevent you from properly performing the duties of your position.

It is anticipated that you will commence work on Wednesday 11th August 1999. Your engagement during the first three months of employment will be probationary both ways. During this period, the Company will assess you and you can assess the suitability of the Company. Both you and the Company shall have the right for any reason to terminate the employment during this period on one months notice, or in case of the Company, on months salary in lieu of notice, at any time during or at the end of this probationary period.

During the probationary period your engagement will be described as that of Consultant. You will be required to carry out the de facto obligations of an Operations Director. You will be reporting directly to the Board and will be expected to attend the Board meetings in an ex officio capacity. You will not be entitled during this period to any vote at the Board meetings nor to describe yourself as a Director of the Company.

During the probationary period you will be paid at the rate of (pound)5,000.00 per month gross, which will be subject to deduction of PAYE and National Insurance in the normal way and paid monthly in arrears.

The Company will reimburse you vouched hotel expenses up to (pound)300.00 per week or will be responsible for the provision of suitable alternative accommodation at its own cost. You will be entitled to be reimbursed all reasonable expenses incurred in the course of your employment.

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You have indicated that during the probationary period, you have existing holiday commitments during the first part of October. The Company will honour this commitment and this period will not be included in the calculation of the three-month probationary period.

During the probationary period the Company will discuss the possibility of a car scheme or cash alternative being implemented as part of your full package.

As an additional incentive the Company will offer you 1,000 share options at current market value at the date of this letter. The closing price of the stock on the 5th August 1999 was $3.38. Those options will be capable of exercise at any time during three years from the date of this letter at the exercise price. In the event of a take over of the Company on an IPO taking place during the probationary period you will be entitled to receive a grant of 50,000 options at the price stated above. The options will not carry any registration rights.

Assuming a satisfactory completion of the three-month probationary period (from both parties point of view), you will be offered terms of employment with the Company on the basis as set out below:

1. It is anticipated that you will fulfil the duties of a Chief Executive Officer of the organisation.

2. The full salary package will be (pound)60,000.00 per annum together with a discretionary bonus in cash or additional options, which will be decided by the Compensation Committee after the end of each financial year.

3. You will be granted 300,000 share options at the share price at the date of this letter (as stated above). To fully qualify for these share options to be vested in you, you will be required to complete a period of one-year (including the probationary period) for each 100,000 options to vest in you. In the event of a take over of the Company or an IPO takes place in the UK or Europe prior to any anniversary date, that year's tranche of 100,000 shares will vest in you at that earlier date. The further tranches will otherwise depend upon your completing each successive year of employment and whilst the options will vest in you at the end of each year, any options which have not been exercised prior to termination of your employment will lapse.

4. You will be eligible at the end of a six month period (including the probationary period) to join the Company pension scheme. Private medical expenses cover (when implemented by the Company) will be made available to you together with life assurance cover, full details of which will be provided to you during the probationary period.

5. After the end of your probationary period your entitlement to give and receive notice of the termination of your employment will be not less than three months from either you or the Company.

6. Your place of work will initially be Milton Keynes.

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7. You will be required to enter into a trust and confidence agreement as a condition of taking up this position. This will be provided to you during the course of the next few days.

If you have any queries regarding the above then please do not hesitate to contact me. Please indicate your acceptance of this offer by signing, dating and returning to me a copy of this letter.

Yours sincerely,

/s/ W. D. Snowdon

W.D. Snowdon
Director/Secretary
Web2u Limited